Exhibit 10.1

FIVE STAR QUALITY CARE, INC.

First Amendment to the 2001 Stock Option and Stock Incentive Plan

This First Amendment (this “Amendment”) to the 2001 Stock Option and Stock Incentive Plan (the “Stock Plan”) of Five Star Quality Care, Inc., a Maryland corporation (the “Corporation”), hereby amends the Stock Plan as follows:

1.            The first sentence of Section 3 of the Stock Plan is hereby amended be deleting the first sentence of Section 3 and inserting in lieu thereof a new sentence to read as follows:

“The total number of shares of capital stock of the Company that may be subject to Options, Restricted Stock grants and Other Rights under the Plan shall be 3,000,000 shares of the Company's common stock, par value $0.01 per share (the “Common Stock”), from either authorized but unissued shares or treasury shares.”

2.            The third sentence of Section 13 of the Stock Plan is hereby amended be deleting the third sentence of Section 13 and inserting in lieu thereof a new sentence to read as follows:

“The Compensation Committee may grant Options, Restricted Stock or Other Rights under the Plan from time to time until the close of business on March 18, 2016.”

3.            This Amendment shall be as of March 18, 2006, subject to ratification by the holders of a majority of the outstanding shares of common stock present, or represented, and entitled to vote thereon at a duly held meeting of the stockholders of the Company within twelve months after such date.

4.            Except as amended hereby, the Stock Plan shall remain in full force and effect. In the event this Amendment is not ratified in accordance with Section 3 of this Amendment, the Stock Plan as in effect prior to this Amendment shall remain in effect.